                                                                   EXHIBIT 99.01

                          DEL GLOBAL TECHNOLOGIES CORP.

                        SENIOR MANAGEMENT INCENTIVE PLAN

                            SUMMARY PLAN DESCRIPTION

                                   FISCAL 2005

                                     [NAME]

PURPOSE

The  purpose of the Del Global  Senior  Management  Incentive  Plan is to incent
Senior  Managers to lead the attainment of Company  business goals and to reward them for such performance achievement.

DEFINITIONS

The terms used in the  description of the Senior  Manager  Incentive Plan are as follows:

      INCENTIVE PLAN YEAR. August 1, 2004 through July 30, 2005.

      THE INCENTIVE PLAN GOALS. These are based upon Company Operating Income as displayed in the Fiscal 2005 Business  Plan,  minus interest  expense.  No adjustment  to Operating  Income can be made (for  extraordinary  or other items)  without  the  prior  written  approval  of the  Stock  Option  and
      Compensation Committee of the Board of Directors.

      COMPANY  OPERATING  INCOME is defined as Company Revenue  received,  minus
      cost  of  goods  sold  (COGS),   R&D  expenses  and  sales,   general  and
      administration  expenses including  corporate  allocations as displayed in the Fiscal 2005 Business Plan, less interest expense.

      PLAN SALARY.  The actual  Incentive Plan Year base salary earnings (gross)
      for  the  senior  manager,   excluding   other  bonus  payments,   Company
      contributions  to employee  benefit  plans,  and other  compensations  not designated as base salary.

      ANNUAL INCENTIVE TARGET.  The percentage of a senior manager's Plan Salary awarded if the specified business goals are met.

      PERFORMANCE  FACTOR.  An  adjustment  (percentage)  applied  to the Annual
      Incentive Target to reflect the actual performance compared with goals.

      ANNUAL  INCENTIVE  PAY  AWARDS.   Annual  Incentive  Pay  Awards  will  be
      calculated by applying the Performance Factor to the product of the Annual
      Incentive Target multiplied by the senior manager's Plan Salary.

      ACTIVE EMPLOYMENT STATUS.  Presently working, or available for work senior managers on vacation,  sick leave, jury duty,  bereavement leave, military leave,  or excused  absence.  Does not include those who are on short-term disability due to ill-health or those on unpaid leaves of absence  (unless such  leave  commenced  on or after May 1 of the Plan Year and the  senior manager is expected to return to work within 12 weeks of the  commencement of the leave).

PARTICIPATION

Participation  in this plan will include regular  full-time Del Global corporate officers who are on Active Employment Status with the Company as of the last day of the Plan Year.

Plan Participation is approved by the Stock Option and Compensation Committee of the Board of Directors. Participation eligibility is re-evaluated each Plan Year and  eligibility  in one Plan Year provides no  entitlement  to eligibility in a subsequent Plan Year. Similarly,  should position scope and/or  responsibilities
change  during  the  Plan  Year,  Plan  Participation   eligibility  may  change
accordingly. This will be accompanied by written notification.

Senior  managers  who  terminate  employment  during the Plan Year due to death, disability  or  retirement  will be eligible for an Annual  Incentive Pay award.
Senior managers who terminate during the Plan Year for any other reason will not receive an Incentive Pay Award.

Participants  must be Officers of Del Global  Technologies  Corp by May 1 of the
Plan Year to participate in this plan.

Expected  individual  performance  standards  must be met to qualify  for Annual
Incentive Pay Award,  and the Company  reserves the right to deny payment to any individual determined by the Company as having failed to meet such standards.

PERFORMANCE FACTOR CALCULATION FOR ANNUAL INCENTIVE PAY AWARD

When  calculating  the  Incentive  Pay against the  OPERATING  INCOME goal,  the
Performance  Factor will equal 1.0 when actual  performance for the Plan Year is equal to the Plan Goal. For each % by which  performance  exceeds the Plan Goal, the  Performance  Factor  will  increase  by 2 x that %. For each % by which the performance is below the Plan Goal, the Performance  Factor will decrease by 2 x that %.

No incentive will be paid if Operating Income is less than 90% of the Plan Goal.
The maximum Factor is 150% at 125% of Plan Goal.

FISCAL 2005 PROGRAM

Your ANNUAL INCENTIVE TARGET for Fiscal 2005 is __ of your Plan Salary.

OPERATING INCOME:  100% of Annual Incentive Target.  For Fiscal 2005 the planned
COMPANY OPERATING INCOME is $7,579,263.

PLAN ADMINISTRATION

The Stock  Option and  Compensation  Committee  of the Board of  Directors  will approve all Senior Management Incentive Plan Awards.  Incentive payments will be paid  approximately 120 days after the closing of the Company's  financial year.
Payments will be subject to all applicable withholding taxes.

The  establishment  of this Plan or the granting of Incentive Pay Award payments shall not  constitute  any contract with or convey any legal right on any senior manager against the Company or any representative of the Company.  This Plan, or any element of it, may be changed at any time,  with or without  notice,  on the instruction  of the Stock  Option  and  Compensation  Committee  of the Board of
Directors.

The Plan and any action taken  hereunder are subject to amendment or elimination at any time and to all US Federal, State or National laws and regulations now in effect or which may be enacted.